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                                                                       Exhibit 9


                              EXECUTIVE AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of October, 2000 by and between GLOBALNET FINANCIAL.COM, INC., a Delaware corporation with its principal office at 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433 (the "Company"), and W. Thomas Hodgson (the "Executive") whose address is 185 Chaplin Crescent, Toronto, Ontario M5P 1B1, Canada.


                                    RECITALS

     1. The Executive has been appointed as President and Chief Executive Officer of the Company.

     2. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, technologies, methods and personnel.

     3. The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution to the growth and success of the Company has been and will be substantial and desires to assure the Company of the Executive's present and continued employment in an executive capacity and to compensate him therefore.

     4. The Board has determined that this Agreement will reinforce and encourage the Executives continued attention and dedication to the Company.

     5. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreement set forth herein, the parties hereby agree as follows:

     1.   Employment.

     1.1  EMPLOYMENT AND TERM. The Executive shall continue to serve the
Company, on the terms and conditions set forth herein, for the period (the "Term") effective as of October 1, 2000 (the "Commencement Date") and expiring on the third anniversary of the Commencement Date, unless sooner terminated as hereinafter set forth; provided, however, that the Term of this Agreement shall automatically be extended from year to year under the same terms and conditions as set forth herein unless the Company or the Executive gives written notice to the other ninety (90) days prior to the first anniversary of the Commencement Date of its or his intention to terminate this Agreement.
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               1.2  Duties of Executive.  The Executive shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board, including, but not limited to, serving as an officer or director of any subsidiary or affiliate company; and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive will devote his entire time, attention and energies to the Company's business.
During his employment, the Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. However, nothing in this Agreement shall prevent the Executive from passively investing in business activities so long as such investments require no active participation by the Executive.

               2.   COMPENSATION.

               2.1 Base Salary. During the Term and any extension of the Term pursuant to Paragraph 1.1, the Executive shall receive a base salary at the annual rate of $375,000 (the "Base Salary"). The Base Salary shall be paid in GBPounds at any time while Executive is stationed in the UK and locked currently at the exchange rate of $1.42 per GBPound and, therefore, the Base Salary shall be L264,085 GBPounds, however, subject to adjustment as may be reasonable as a result of currency fluctuation. The Base Salary will be reduced by the amount, if any, being paid to Executive by GlobeNetDirect.com Limited in connection with Executive's acting as the Chairman of such company (currently Executive is being paid the sum of L30,000 by GlobeNet). The Base Salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Notwithstanding the above, at the discretion of the Board of Directors of the Company, the Base Salary may be increased, but shall not be decreased, on each anniversary of the Commencement Date during the Term and any extension of the Term.

               2.2 Bonus. The Executive shall be entitled to receive a bonus in an amount and at such time(s) during the Term as shall be determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of the Company.

               2.3 Option Grant. The Executive shall be granted 100,000 fully vested options at the last closing price of the stock on October 3, 2000.

               3.  EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

               3.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, entertainment, compute allowance, and such other expenses as approved by the Company. The Company shall pay for or on behalf of the Executive(a) a


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housing supplement in the amount of $8,500 in the event that Executive is requested to move to the UK during the term of his employment with the company (Executive has been employed by the Company since 1999 and was requested to temporarily relocate to the UK in May of 2000) and this supplement shall be effective from that date; and (b) an additional payment such that after payment of all income and other taxes resulting from the housing supplement, if any, are incurred, the amount paid to the Executive shall equal $8,500.

     3.2 Other Benefits. The Company shall obtain or shall continue in force comprehensive major medical and hospitalization insurance coverage, either group or individual, for the Executive and his dependents, and shall obtain or shall continue in force disability and life insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following termination of this Agreement, at the Executive's option, the Company shall assign to the executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the cash surrender value, if any, and the Executive's agreement to assume the Company liability to pay any premiums accruing thereon after the date of such termination.

     3.3 Working Facilities. The Company shall furnish the Executive with an office, an executive assistant and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

     3.4 Relocation Costs. Upon termination of this Agreement, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in connection with relocating of himself and his family to North America.

     4.   TERMINATION.

     4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 20 business days after receipt by Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. Upon any determination by the Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than 10 business days after Executive's receipt of the notice contemplated by cause (i). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refine any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any

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termination for Cause pursuant to this Paragraph 4.1 shall be made in writing to
Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof). In addition, upon any termination pursuant to this Paragraph 4.1, the Executive hereby agrees to resign his position as a member of the Boards of Directors of the Company and any subsidiary.

     4.2 Disability. Notwithstanding anything to the contrary contained in this Agreement if, during the term hereof the Executive suffers a disability (as defined below) the Company shall, subject to the provisions of Paragraph 4.3 hereof, continue to pay Executive the compensation provided in Paragraphs 2.1 and 3.2 hereof during the period of his disability; provided, however, that, in the event Executive is disabled for a period of more than 180 days in any 12 month period (the "Disability Period"), the Company may, at its election, within 90 days from the end of the Disability Period, terminate this agreement. In the event of such termination, (a) payment of the Executive's Base Salary at the rate prevailing on the date of termination of the Executive and fringe benefits (to the extent permissible by applicable law) shall be continued for a period of 12 months after such termination. As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Company and the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Paragraph 3.1 hereof).

     4.3 Death. In the event of the death of Executive during the Term of this Agreement, the Company shall pay to Executive's legal representative any unpaid Base Salary accrued through the date of his death.

     4.4 Termination Without Cause. The Company can terminate this Agreement without cause at any time upon 90 day's written notice to Executive, provided Executive is paid his Base Salary as then in effect in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes, for a period of two years from the effective date of termination (i.e. 90 days after receipt or notice).

     5. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.


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          6.   RESTRICTIVE COVENANTS.

          6.1 Agreement Not to Use or Disclose Confidential/Proprietary Information. During the Term and thereafter, the Executive promises and agrees that he will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement "Confidential and Proprietary Information" means information disclosed to the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This paragraph 6.1 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

          6.2 Competition. During the Term and for a period of one year thereafter, Executive shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution, underwriting or sale of products and services competitive with the Company's and/or any subsidiary's products and services in any and all States in which the Company and/or any subsidiary conducts its business during the Term or at the time Executive's employment with the Company is terminated (the "Territory"); provided, however, that Executive may hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any publicly traded corporation, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such publicly traded corporation, and provided further that the Company pays the Executive's Base Salary as then in effect for this one year period in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.

          6.3 No solicitation of Employees. During the Term and for a period of one year thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, provided the company satisfies its obligations under Paragraph 6.2 herein.



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     6.4  BOOKS AND RECORDS. All books, records, accounts and similar repositories of Confidential and Proprietary Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board's request at any time.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Paragraph 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Paragraph 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

     9. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

     10. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

     11. FURTHER ASSURANCES. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

     12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

     13. AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.


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     14.  ASSIGNMENT.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party and except as provided in Paragraph 8 hereof.

     15. CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of New York, without giving effect to the application of the principles pertaining to conflicts of laws.

     16. EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

     17. CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

     18. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

     19. ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

     20. SURVIVAL. All covenants, agreement representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the termination of the employment of the Executive.

     21. NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

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     23. NOTICE. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

     IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto effective on the day and year first above written.

                                        GLOBALNET FINANCIAL.COM, INC.



                                        By: /s/ Stanley Hollander
                                           ---------------------------
                                                Stanley Hollander
                                                Chairman of the Board


                                            /s/ W. Thomas Hodgson
                                           ---------------------------
                                                W. Thomas Hodgson



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